Monthly Summary Report	July 31, 2015

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 10% of the Fund’s net asset value (“NAV”) per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.
Highlights
Total Net Assets (million)1	$318.94	Daily Average Number of Shares Traded2	48,409
NAV per share1	$21.13	Outstanding Shares3	15,097,256
Closing price NYSE4	$19.32	Expense Ratio (04/30/2015)	1.60%
Premium (Discount)	(8.57%)	Portfolio Turnover (04/30/2015)	8.94%

Performance5	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-6.17%	-2.05%	-23.31%	1.38%	6.67%	9.37%
NAV per share	-1.39%	-1.85%	-14.09%	1.60%	5.64%	8.57%
MSCI Mexico Index	-2.77%	-4.48%	-15.76%	-1.29%	3.90%	8.23%
Bolsa IPC Index	-2.79%	-4.12%	-15.06%	-1.62%	3.29%	9.30%

These figures represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

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1 Source: Impulsora del Fondo México, S.C. (“Impulsora”).
2 Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
3 During July 2015, the Fund did not issue any shares under its Equity Shelf Program.
4 Source: NYSE.
5 Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc.	July 31, 2015

Top Ten Holdings (64.12% of Net Assets)
1 América Móvil	14.94%	6 Grupo Televisa	4.81%
2 Fomento Económico Mexicano	9.10%	7 Grupo México	4.07%
3 Wal-Mart de México	8.05%	8 Alfa	3.96%
4 Cemex	6.28%	9 Kimberly-Clark de México	3.64%
5 Grupo Financiero Banorte	5.78%	10 Grupo Aeroportuario del Centro Norte	3.49%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets presented mixed results during July 2015. A referendum took place in Greece on July 5th at which time a third bailout program by the Eurogroup was voted on. Greek citizens rejected the program, but after further negotiations the Eurogroup and the Greek government ultimately reached an agreement whereby Greece avoided a default in July. Negotiations continue regarding Greece’s repayment of financial obligations going forward. Additionally, capital controls are still in place in Greece and its stock market remained closed as of July 31. In other news, the U.S. Federal Reserve (the “Fed”) held its monthly meeting regarding monetary policy during which it maintained its overnight interest rate between 0.00% and 0.25%. The Euro Stoxx Index increased 3.7% during the month in dollar terms despite a 1.5% depreciation of the Euro, while the DJIA and the S&P 500 increased 0.4% and 2.0%, respectively. The MSCI China and Brazil Indexes declined 10.9% and 12.3%, respectively. The U.S. 10-year Treasury note decreased 17 basis points to 2.18%, and the price of West Texas Intermediate oil (used as a benchmark in oil pricing) declined 21.2% to $47.1 USD/bbl. The MSCI Mexico Index decreased 2.8% during July, driven by a 2.3% depreciation of the Mexican peso to Ps. $16.11.

In local news, the National Hydrocarbons Commission held the first bidding process for 14 shallow water blocks for the exploration and extraction of hydrocarbons, resulting in two blocks being awarded. The next auction is expected to take place in September 2015 and will be comprised of 9 shallow water fields grouped in 5 contractual blocks. Mexico´s Central Bank (“Banxico”) maintained unchanged its reference overnight interest rate at 3.0%. The Foreign Exchange Commission announced an increase in its daily dollar auctions from $52 million to $200 million and reduced the required daily depreciation of the peso to 1.0% (from 1.5%) to activate a separate mechanism through which it sells an additional $200 million. Both mechanisms will be implemented until September 30, 2015, at which time they will be reevaluated. Finally, Mexican listed companies reported financial statements for the second quarter of 2015. Sales and EBITDA increased 9.6% and 13.4%, respectively, while net profit decreased 2.9%, mostly due to currency fluctuations, as the Mexican peso depreciated 3.0% during the quarter ended June 30.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund’s net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund’s investment objective, risks, charges and expenses before investing.

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